UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EMC Corporation

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EMC Corporation (the “Company”) revised questions and answers in an FAQ which was contained in a filing made pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 31, 2016, to read as follows.

6.	What is the likely impact of any stock volatility this on the deal?

When there is volatility in the stock market, many in the industry can be impacted. Dell and EMC have a binding, solid merger agreement. In addition we are working toward completing the necessary regulatory approvals around the globe. All parties are committed to the deal. We are highly confident in the contractual terms we have in place and that we will meet those terms. Importantly, when you look at EMC’s performance, particularly in comparison to our peer group, we are doing very well.

7.	Will any stock market volatility impact the $24.05 cash payout and tracking stock value?

The amount of cash ($24.05) EMC shareholders will get for each share is a fixed amount and will not be impacted by EMC share price fluctuations. The variable part is the amount the tracking stock will be worth. While we know the tracking stock is initially intended to track a portion of Denali’s economic interest in VMware, similar to a startup going public, the value of its stock is determined by the market after if begins trading.

14.	How will the new combined business position us for success?

The combined business will be incredibly well-positioned for growth in the most strategic areas of next-generation IT including digital transformation, software-defined data center, converged infrastructure, cloud, mobile and security. We have a solid foundation to build upon that features two of the world’s greatest technology companies with leadership positions in Servers, Storage, Virtualization and PCs.

The combination of Dell and EMC, along with their strategically aligned businesses, will result in a technology powerhouse that will deliver world-class products and solutions to customers and partners. This complementary and aligned family of businesses will drive innovation, customer choice and the ability to attract and retain world-class talent.

The coming together of Dell and EMC will create a business with approximately $74 billion in revenue on a FY2016 (Dell fiscal year ended January 29, 2016) pro forma basis. Dell and EMC have demonstrated abilities to win in fast-changing markets. The combined business is expected to possess unmatched scale, strength and flexibility to help customers achieve their goals, supported by deep investments in R&D and innovation and a privately controlled ownership structure.

17.	How does this business combination benefit customers? And what is our shared vision of the future we will create together?

We are in an era of unprecedented change driven by technology. Customers are turning to fewer strategic vendors to help them digitally transform their businesses and re-architect their IT environments to take advantage of the efficiency and agility that hybrid clouds bring.

The combination of Dell and EMC enables us to address more of our customers’ needs – with one of the largest innovation and go-to-market engines in the technology industry. Specifically, the server business within Dell is highly complementary to EMC’s strength in storage. Given that the future of infrastructure clearly is heading towards a converged or hyper-converged model, this is hugely beneficial to our customers.

Layering VMware’s software-defined data center on top of Dell and EMC’s converged infrastructure provides customers with a ‘best-of-breed’ stack. This can be offered as-a-service through Virtustream and also can be delivered underneath Pivotal’s next-generation application development platform. Finally, security assets from Dell and RSA enable us to further extend our ‘trust’ value proposition to the customer – critical in cloud environments.

To quantify our combined value, consider this: EMC and Dell are positioned as a “Leader” in 21 Gartner magic quadrants.

28.	Is the deal on schedule?

Yes. The merger is on schedule under the original timetable and terms. Thus far we have received antitrust clearance from all required jurisdictions except China, finalized and mailed the proxy statement to EMC shareholders and set the date (July 19, 2016) for a Special Meeting of EMC shareholders to vote on the deal.

29.	Which jurisdictions have provided antitrust clearance?

We have received antitrust approvals from the U.S., the European Union, Canada, Japan, Australia and many other countries around the world. As of June 20, 2016 , China is the remaining country where regulatory approval is required.

30.	When will EMC shareholders vote on the transaction?

The date for the Special Meeting of Shareholders to approve the Dell/EMC transaction is set for July 19, 2016.

37.	Where will the new Enterprise Systems business be located?

The new Enterprise Systems business will be headquartered in Hopkinton.

38.	Who is the new planned leadership team?

As announced on March 1 by Dell and EMC and updated on April 11, our new company will have the most experienced, most knowledgeable and most capable leadership team in our industry, bar none. The leadership team of the new company, reporting to Michael Dell, will be:

•	Jeremy Burton, Chief Marketing Officer, responsible for brand, events, marketing analytics, digital and communications.

•	Jeff Clarke, Vice Chairman and President, Operations and Client Solutions, responsible for our Global Supply Chain and End User Computing organizations.

•	Howard Elias, President, Global Services and IT

•	David Goulden President, Enterprise Systems Group, responsible for our global infrastructure organization including servers, storage, networking, converged infrastructure and solutions. Bill Scannell, President of Enterprise Sales will report to David and lead the global go-to-market organization serving our Enterprise customers. Also part of Enterprise Systems Group are: Rodney Rogers, CEO, Virtustream, a leading Enterprise-class cloud software and services provider trusted by Enterprise customers worldwide to migrate and run their mission-critical applications in the cloud; Amit Yoran, President, RSA, a leading security provider focused on Identity, Security Analytics and Governance, Risk & Compliance; and Rohit Ghai, President, Enterprise Content Division.

•	Marius Haas, President & Chief Commercial Officer, responsible for our global go-to-market organization serving our Commercial customers.

•	Steve Price, Chief Human Resources Officer.

•	Karen Quintos, Chief Customer Officer, responsible for leading revenue and margin enhancing programs, ensuring a consistent customer experience across multiple channels and driving strategies to strengthen and build profitable customer relationships. Karen will also lead Corporate Citizenship, including social responsibility, entrepreneurship and diversity.

•	Rory Read, Chief Integration Officer for the Dell + EMC integration.

•	Rich Rothberg, General Counsel.

•	John Swainson, President, Dell Software, will continue in his current capacity.

•	Tom Sweet, Chief Financial Officer.

•	Suresh Vaswani, President, Dell Services, will continue in his current capacity.

41.	What does Howard Elias’ new role comprise?

Effective immediately upon close of the transaction, Howard will become President, Global Services and IT, supporting the combined company’s Client Solutions and Enterprise Systems business units and enterprise, commercial and consumer & small business customers. He will be responsible for global support and deployment, consulting services, technology professional services, and the combined Dell and EMC II internal IT organization.

The resulting new organization will incorporate the current EMC II Global Services and the Dell Global Support and Deployment organizations, as well as the current IT organizations from EMC II and Dell, and will provide a critical element of our end-to-end solution for customers and prospects.

Rory Read at Dell will continue in his role as Chief Integration Officer for the Dell+EMC integration.

87.	What do our customers think of the new brand name?

Our customers inspired our new brand name. We conducted extensive customer research around the world that informed how we arrived at Dell Technologies for the family of companies, businesses and brands reflected across the current Dell and EMC portfolios. Likewise, the customer research informed our decision on the Dell and Dell EMC brands. In addition to the customer research, we interviewed partners, team members, industry analysts and branding experts. What we learned is that both Dell and EMC names are closely associated with innovation, enterprise strength and customer focus.

100.	What does Howard Elias’ new role comprise?

Effective immediately upon close of the transaction, Howard will become President, Global Services and IT, supporting the combined company’s Client Solutions and Enterprise Systems business units and enterprise, commercial and consumer & small business customers. He will be responsible for global support and deployment, consulting services, technology professional services, and the combined Dell and EMC II internal IT organization.

The resulting new organization will incorporate the current EMC II Global Services and the Dell Global Support and Deployment organizations, as well as the current IT organizations from EMC II and Dell, and will provide a critical element of our end-to-end solution for customers and prospects.

Rory Read at Dell will continue in his role as Chief Integration Officer for the Dell+EMC integration.

101.	Suresh Vaswani was announced as the leader of Dell Services on March 1. Since then, Dell announced an agreement to sell Dell Services to NTT DATA. What does this mean?

Dell will sell its Dell Services business (including business process outsourcing, application management and infrastructure services) to NTT DATA. Suresh will continue to lead Dell Services through to the close of the Dell/NTT DATA transaction. After the sale, Dell will continue to provide its customers global support, deployment and professional services aligned to the Dell Client Solutions and Enterprise Systems businesses.

102.	I’ve heard Dell employees referred to as “team members.” Will we be adopting that terminology?

Yes. Dell has long referred to its employees as team members, a practice originated by Michael Dell himself. This tradition, which emphasizes the team spirit inherent in the Dell culture, will continue within Dell Technologies.

104.	Will we have to reapply for our current jobs?

Day One of the new company does not mean that all jobs reset and everyone interviews. The process for each area of the business will depend on a number of factors. Many teams and roles within the new company will continue as they are today, although in some cases the manager or reporting may change.

107.	Will I be able to carry over my earned-but-unused vacation time to the new company?

EMC’s current vacation policy will remain in effect for 2016. Any unused vacation accrued in 2016 (subject to the 40-hour limit) will be able to be carried over and used by March 31, 2017.

109.	Specific to the U.S., what will happen to the Deferred Compensation Retirement Plan (DCRP) due to the merger?

There will be no changes to the EMC DCRP plan for 2016. Distributions will follow participant payment elections. For example, if a participant elected payment on a change in control, payment will generally be made in a single lump sum thirty (30) days following the deal closing.

110.	Will EMC be awarding raises or equity to employees this year?

EMC’s Annual Compensation Review (ACR) and Annual Equity Program (AEP) will occur later this year.

First, our Annual Compensation Review will continue to focus on driving EMC’s pay-for-performance philosophy and rewarding top talent. This year’s ACR increases will become effective on October 1. Moving the effective date to that time of the year lets us align our calendar with Dell’s annual planning cycle in 2017.

Second, as we prepare to become a privately controlled company, our Annual Equity Program for 2016 is planned as a Long Term Cash program. Moving from stock-based equity awards to a long-term cash program further aligns our performance incentives with programs in place at Dell. And, same as in previous years, the AEP will continue to focus on rewarding our very top-performing employees. Your HR manager will be able to share more details when these programs are underway later in 2016.

111.	What will happen to my Restricted Stock Unit Awards (RSUs)?

RSUs represent the contractual right to receive actual shares of EMC common stock at a predetermined date. When RSUs vest, the employee receives shares of EMC common stock, and the employee is generally then able to sell them.

Most RSUs will vest shortly prior to the time the transaction closes. Each share of EMC common stock received (after shares are netted out to cover applicable tax withholdings) will be exchanged for $24.05 in cash and approximately 0.111 shares of tracking stock.

Certain RSU awards granted after October 12, 2015 will convert to something called “restricted cash” at the time the transaction closes. Employees with these awards have already been notified and given information regarding their treatment in the transaction.

114.	Does the market price of EMC common stock and VMware common stock impact the amount of cash and tracking stock that EMC shareholders will receive upon close of the deal?

For EMC shareholders. No, the amount of $24.05 in cash per share of EMC common stock and number of shares of tracking stock to be received by EMC shareholders are not subject to change as a result of the market price of EMC or VMware common stock.

For EMC equity award holders. The closing price of EMC common stock on the second trading day before the merger is completed will impact the taxable compensation that equity award holders may be entitled to upon exercise/vesting, and accordingly, may impact the amount of cash and tracking stock the equity award holder will receive, net of taxes and exercise price (as applicable).

115.	Could you clarify how vested but unexercised EMC stock options (different from restricted stock units) will be handled? Do the options need to be exercised first? Will options be lost if not exercised prior to close?

Stock options are different from restricted stock units. Where RSUs simply convert into EMC shares, a stock option is a contractual right to “buy” EMC stock at a certain price. Most EMC employees do not have stock options.

Prior to the time the transaction closes, any unvested options to acquire EMC common stock will vest and become exercisable, meaning the employee can exercise them to purchase EMC common stock. However, if the option holder does not exercise his or her stock options prior to the transaction closing, the options will be exercised automatically shortly prior to the closing in what’s referred to as a ‘cashless’ transaction, meaning no funds from the employee are required.

The net number of shares of EMC common stock that option holders are entitled to receive after this automatic exercise (i.e., after shares have been netted out to cover both the exercise price and the minimum required tax withholding) will be exchanged for $24.05 in cash and approximately 0.111 shares of tracking stock.

116.	When can employees exercise stock options?

Employees are able to exercise their vested stock options any time prior to the deal closing. All of the current rules and regulations apply, including the trading window and being on a restricted list, as well as rules pertaining to insider information, etc. Prior to the transaction closing, we will provide a period during which currently unvested options will be excercisable.

117.	What happens to EMC stock options that are ‘underwater’ (i.e., the exercise price is equal to or greater than the market price) at time of close?

If the exercise price of any outstanding option at the time of automatic exercise prior to the deal closing equals or exceeds EMC’s closing stock price on the second trading day prior to the deal close, such options will terminate as of the deal close and will not receive consideration in the merger.

130.	Is the close date the same as the date we get accelerated vesting of stock?

Accelerated vesting of equity awards will happen at the end of the trading day immediately prior to the time the transaction closes. After tax withholdings, the net shares will be entitled to merger consideration which will be deposited into your UBS account after the day of close.

136.	Specific to the U.S., will EMC contribute a Supplemental Match to employee’s 401(k) accounts for 2016 contributions?

There will be no changes to EMC’s benefits in 2016 – including the 401(k) Plan. The timing and form of the supplemental match will be determined following the 2016 fiscal year end.

The Company revised certain external talking points which were contained in a filing made pursuant to Rule 14a-12 under the Exchange Act on March 31, 2016, to read as follows.

•	Dell’s headquarters will remain in Austin, Texas with the headquarters of the Enterprise Systems business of the combined company in Hopkinton, Massachusetts. The Enterprise Systems business is expected to be over $30 billion in size based on the combined revenue of EMC’s Information Storage business segment and Dell’s Enterprise Solutions Group business segment as of the end of their last fiscal year.

•	As announced on March 1 by Dell and EMC and updated on April 11, our new company will have the most experienced, most knowledgeable and most capable leadership team in our industry, bar none. The Dell Technologies leadership team, reporting to Michael Dell, will be (alphabetically):

•	Jeremy Burton, Chief Marketing Officer, responsible for brand, events, marketing analytics, digital and communications.

•	Jeff Clarke, Vice Chairman and President, Operations and Client Solutions, responsible for our Global Supply Chain and End User Computing organizations.

•	Howard Elias, President, Global Services and IT, supporting the combined company’s Client Solutions and Enterprise Systems business units and enterprise, commercial and consumer & small business customers. He will be responsible for global support and deployment, consulting services, technology professional services, and the combined Dell and EMC II internal IT organization.

•	David Goulden President, Enterprise Systems Group, responsible for our global infrastructure organization including servers, storage, networking, converged infrastructure and solutions. Bill Scannell, President of Enterprise Sales will report to David and lead the global go-to-market organization serving our enterprise customers. Also part of Enterprise Systems Group are: Rodney Rogers, CEO, Virtustream, a leading enterprise-class cloud software and services provider trusted by enterprise customers worldwide to migrate and run their mission-critical applications in the cloud; Amit Yoran, President, RSA, a leading security provider focused on Identity, Security Analytics and Governance, Risk & Compliance; and Rohit Ghai, President, Enterprise Content Division.

•	Marius Haas, President & Chief Commercial Officer, responsible for our global go-to-market organization serving our Commercial customers.

•	Steve Price, Chief Human Resources Officer.

•	Karen Quintos, Chief Customer Officer, responsible for leading revenue and margin enhancing programs, ensuring a consistent customer experience across multiple channels and driving strategies to strengthen and build profitable customer relationships. Karen will also lead Corporate Citizenship, including social responsibility, entrepreneurship and diversity.

•	Rory Read, Chief Integration Officer for the Dell + EMC integration.

•	Rich Rothberg, General Counsel.

•	John Swainson, President, Dell Software, will continue in his current capacity.

•	Tom Sweet, Chief Financial Officer.

•	Suresh Vaswani, President, Dell Services, will continue in his current capacity lead Dell Services through to the close of the NTT DATA / Dell Services transaction.

•	As of June 20, 2016, China is the remaining country where regulatory approval is required.

•	We finalized the proxy statement on June 6, 2016 and set the date (July 19, 2016) for a Special Meeting of EMC shareholders to vote on the deal.

Important Legal Information

Disclosure Regarding Forward Looking Statements

This communication contains forward-looking information about EMC Corporation and the proposed transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the failure to obtain the approval of EMC Corporation shareholders in connection with the proposed transaction; (ii) the failure to consummate or delay in consummating the proposed transaction for other reasons; (iii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iv) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (v) risk as to the trading price of Class V

Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc.’s common stock; (vi) the effect of the proposed transaction on VMware’s business and operating results and impact on the trading price of shares of Class V Common Stock of Denali Holding Inc. and shares of VMware common stock; (vii) the diversion of management time on transaction-related issues; (viii) adverse changes in general economic or market conditions; (ix) delays or reductions in information technology spending; (x) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (xi) competitive factors, including but not limited to pricing pressures and new product introductions; (xii) component and product quality and availability; (xiii) fluctuations in VMware’s operating results and risks associated with trading of VMware common stock; (xiv) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (xv) the ability to attract and retain highly qualified employees; (xvi) insufficient, excess or obsolete inventory; (xvii) fluctuating currency exchange rates; (xviii) threats and other disruptions to our secure data centers or networks; (xix) our ability to protect our proprietary technology; (xx) war or acts of terrorism; and (xxi) other one-time events and other important factors disclosed previously and from time to time in EMC Corporation’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Except to the extent otherwise required by federal securities law, EMC Corporation disclaims any obligation to update any such forward-looking statements after the date of this communication.

Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination transaction between EMC Corporation and Denali Holding Inc. The proposed transaction will be submitted to the shareholders of EMC Corporation for their consideration. In connection with the issuance of Class V Common Stock of Denali Holding Inc. in the proposed transaction, Denali Holding Inc. has filed with the SEC a Registration Statement on Form S-4 (File No. 333-208524) that includes a proxy statement/prospectus regarding the proposed transaction. The registration statement has been declared effective by the SEC, and the definitive proxy statement/prospectus was mailed on or about June 10, 2016, to each EMC Corporation shareholder entitled to vote at the special meeting in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS RELATING TO THE TRANSACTION FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain copies of the definitive proxy statement/prospectus and all other documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC’s website (http://www.sec.gov). Investors may also obtain these documents, free of charge, from EMC Corporation’s website (http://www.EMC.com) under the link “Investor Relations” and then under the tab “Financials” then “SEC Filings”, or by directing a request to: EMC Corporation, 176 South Street, Hopkinton, Massachusetts, 01748, Attn: Investor Relations, 866-362-6973.

Participants in the Solicitation

EMC Corporation and certain of its directors, executive officers and other members of management and employees may be deemed to be “participants” in the solicitation of proxies from EMC Corporation shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of EMC Corporation shareholders in connection with the proposed transaction and a description of their direct and indirect interest, by security holdings or otherwise, is set forth in the preliminary proxy statement/prospectus filed with the SEC in connection with the proposed transaction. You can find information about EMC Corporation’s executive officers and directors in its definitive proxy statement filed with the SEC on April 1, 2016 and in its Annual Report on Form 10-K filed with the SEC on February 25, 2016, and the amendment thereto on Form 10-K/A filed with the SEC on March 11, 2016. You can obtain free copies of these documents at the SEC’s website (http://www.sec.gov). You can also obtain free copies of these documents from EMC Corporation using the contact information above.